Exhibit No. EX-99.g.1.c

THE DFA INVESTMENT TRUST COMPANY

CUSTODIAN AGREEMENT

ADDENDUM NUMBER THREE

THIS AGREEMENT is made as of the 13th day of September, 1999 by and between THE DFA INVESTMENT TRUST COMPANY, a Delaware business trust (the “Fund”), and PFPC TRUST COMPANY (“PFPC Trust”).

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended;

WHEREAS, the Fund has retained PFPC Trust to provide certain custodian services pursuant to a Custodian Agreement dated January 15, 1993, as amended (the “Agreement”), which, as of the date hereof, is in full force and effect;

WHEREAS, PFPC Trust presently provides such services to the existing series of shares of the Fund, and has agreed to provide such services to one new series of the Fund, designated as The Tax-Managed U.S. Marketwide Value Series X (the “New Series”); and

WHEREAS, Section 1 of the Agreement provides that the Fund may from time to time issue additional series and, in such event, the provisions of the Agreement shall apply to such series as may be mutually agreed to by the Fund and PFPC Trust;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties agree:

1. The Agreement is hereby amended to provide that all those series set forth on “Schedule A, Amended and Restated September 13, 1999,” which is attached hereto, shall be “Covered Series” under the Agreement.

2. The fee schedules of PFPC Trust applicable to the series that are listed on Schedule A shall be as agreed to in writing from time to time.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Three to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

THE DFA INVESTMENT TRUST COMPANY

By:	/s/ Catherine L. Newell

Catherine L. Newell Vice President

PFPC TRUST COMPANY

By:	/s/ Joseph Gramlich

Joseph Gramlich Senior Vice President

Amended and Restated

September 13, 1999

SCHEDULE A

SERIES OF

THE DFA INVESTMENT TRUST COMPANY

The U.S. 9-10 Small Company Series

The U.S. 6-10 Small Company Series

The U.S. Large Company Series

The Enhanced U.S. Large Company Series

The U.S. 6-10 Value Series

The U.S. Large Cap Value Series

The U.S. 4-10 Value Series

The DFA One-Year Fixed Income Series

The DFA Tax-Managed U.S. Marketwide Value Series

The Global Value Series

The Global Large Company Series

The Global Small Company Series

The Tax-Managed U.S. Marketwide Value Series X

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